Exhibit 99.1

Waiver and Amendment

Each of the undersigned, the parties to the Asset Purchase Agreement dated as of October 22, 2003 (the “Agreement”), hereby

(i)	irrevocably waives any right that it may have in the future to terminate the Agreement pursuant to Section 9.1(b) thereof; provided, however, that the Agreement may be terminated at any time prior to the Closing Date by either Purchaser or Seller if the Closing Date shall not have occurred on or before June 30, 2004, subject to the proviso contained in such Section 9.1(b);

(ii)	agrees that Section 2.4 of the Agreement is hereby amended to read in its entirety as follows:

Purchase Price. The total consideration for the Transferred Assets (the “Purchase Price”) shall consist of (i) the assumption by Purchaser of the Assumed Liabilities and (ii) cash in the amount of $9.0 million, payable at the Closing.

(iii)	agrees that Section 2.5(b) of the Agreement is hereby amended by adding, at the end thereof before the period, the following language:

“minus (iv) the following amount if the Closing occurs after May 31, 2004: $200,000 for each week, or portion thereof, that elapses between May 31, 2004 and the Closing Date, commencing with the week of June 1 to June 7, provided, however, that such amount shall in no case exceed $800,000 for each calendar month or portion thereof that elapses between May 31, 2004 and the Closing Date, commencing with the month of June; provided, further, that if a failure on the part of the Purchaser to fulfill any obligation under the Agreement shall have been the principal cause of the failure of the Closing to have occurred prior to the date on which it actually occurred, then, for purposes of this clause (iv) only, the Closing Date shall be deemed to be such earlier date when the Closing would have occurred, but for such failure on the part of the Purchaser”; and

(iv)	agrees that Section 2.5(e) of the Agreement is hereby deleted in its entirety.

All capitalized terms that have not been defined above shall have the respective meanings set forth in the Agreement. Except as otherwise set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

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EXECUTED as of April 5, 2004.

EPRESENCE, INC.

By:	/s/ William P. Ferry
Title:	Chairman, President and
Chief Executive Officer

UNISYS CORPORATION

By:	/s/ Scott Battersby
Title:	Vice President, Treasurer